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                                                                    EXHIBIT 11



                             TELECHIPS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)




                                  Three months ended        Six months ended
                                       June 30,                  June 30,
                                 ----------------------   --------------------
                                    1996        1995         1996       1995
                                    ----        ----         ----       ----
Weighted average common shares
  outstanding                         1,971         242        1,971       242

Shares, warrants and options
  treated as common share
  equivalent pursuant to SEC
  Staff Accounting Bulletin
  Topic 4d                            1,699       1,699        1,699     1,699
                                   --------     -------     --------   -------

Total common and common
  equivalent shares                   3,670       1,941        3,670     1,941
                                   ========     =======     ========   =======

Net loss                           $  1,110     $   573     $  2,098   $ 1,079
                                   ========     =======     ========   =======

Loss per common and common
  equivalent shares                $  (0.30)    $ (0.30)    $  (0.57)  $ (0.56)
                                   ========     =======     ========   =======
